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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Guidance Software, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GUIDANCE SOFTWARE, INC.
215 North Marengo Avenue, Suite 250
Pasadena, CA 91101
(626) 229-9191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2011

TO THE STOCKHOLDERS OF GUIDANCE SOFTWARE, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Guidance Software, Inc., a Delaware corporation (the "Company"), will be held on May 3, 2011 at 8:30 a.m. Pacific Time at the Hilton Pasadena, 168 South Los Robles Avenue, Pasadena, CA 91101, San Marino Room, Lobby Level, for the following purposes:

          1.     To elect seven directors to hold office until the Company's 2012 Annual Meeting of Stockholders and until their successors are elected and duly qualified. Our present Board of Directors has nominated and recommends for election the following persons:

    Shawn McCreight
    Victor Limongelli
    Marshall Geller
    Jeff Lawrence
    Kathleen O'Neil
    Stephen Richards
    Robert van Schoonenberg

          2.     To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accountants for its fiscal year ending December 31, 2011.

          3.     To hold an advisory (non-binding) vote on executive compensation (the "say-on-pay vote").

          4.     To hold an advisory (non-binding) vote on holding future say-on-pay votes every 1, 2 or 3 years.

          5.     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

        The Board of Directors has fixed the close of business on March 18, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of the registered stockholders of record entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 215 North Marengo Avenue, Suite 250, Pasadena, California.

        Accompanying this Notice is a proxy. A copy of this proxy can be found online at http://investors.guidancesoftware.com. Whether or not you expect to be at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly.

        If you plan to attend the Annual Meeting and wish to vote your shares personally, please RSVP to bod@guidancesoftware.com, prior to the date of the Annual Meeting.

        All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors
Victor Limongelli President and Chief Executive Officer

Pasadena, California
March 31, 2011

GUIDANCE SOFTWARE, INC.
Proxy Statement
for the
Annual Meeting of Stockholders
to Be Held May 3, 2011

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 3, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Guidance Software, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 3, 2011 at 8:30 a.m. Pacific Time (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hilton Pasadena, 168 South Los Robles Avenue, Pasadena, CA 91101, in the San Marino Room, Lobby Level. The Company intends to mail this proxy statement and accompanying proxy card on or about March 31, 2011 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

        The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company's stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of the Company's stock for their costs of forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

        Only holders of record of shares of our common stock or unvested shares of our restricted stock at the close of business on March 18, 2011 (the official record date) will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. At the close of business on March 18, 2010, the Company had 25,318,918 total shares of common stock and unvested shares of restricted stock that were outstanding and are entitled to vote. Each holder of record of shares of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the Company's outstanding shares entitled to vote are represented at the meeting, either in person or by proxy. All votes will be tabulated by the inspector of elections appointed for the meeting by the Company's Board of Directors, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Votes for and against, abstentions and broker non-votes will each be counted for determining the presence of a quorum.

Broker Non-Votes

        A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in "street name"), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters.

Routine matters include ratification of independent registered public accountants. Non-routine matters include the election of directors and shareholder advisory votes.

Voting and Revocability of Proxies

        All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Chief Financial Officer of the Company at the Company's principal executive offices located at 215 North Marengo Avenue, Suite 250, Pasadena, California 91101, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

QUESTIONS AND ANSWERS

Q:    Who may attend the meeting?

A:
Shareholders who are "Holders of Record" or "Beneficial Owners of Shares Held in Street Name" as of our Record Date of March 18, 2011 are entitled to attend the meeting.

Q:    What is the quorum requirement for the meeting?

A:
A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum.

  Your shares will be counted as present at the meeting if you:

  •
  are present and entitled to vote in person at the meeting; or

  •
  have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet.

  Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.

  Each proposal identifies the votes needed to approve or ratify the proposed action.

Q:    What proposals will be voted on at the meeting?

A:
There are four proposals scheduled to be voted on at the meeting:

1)
Election of the seven nominees to the Board named in this proxy statement;

2)
Ratification of Deloitte & Touche LLP as our independent registered public accountants;

3)
An advisory (non-binding) vote on executive compensation (the "say-on-pay vote");

4)
An advisory (non-binding) vote on the frequency of holding future say-on-pay votes every 1, 2 or 3 years (the "frequency vote").

  We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:    What is the difference between a "Holder of Record" and a "Beneficial Owner of Shares Held in Street Name?"

A:
Holder of Record.    If your shares are registered directly in your name with the Company's transfer agent, Computershare Investor Services, LLC ("Computershare"), which includes shares you might hold by virtue of your participation in the Company's employee equity plan, you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this proxy statement, our Annual Report, and a proxy card from the Company via Computershare.

  Beneficial Owner of Shares in "Street Name."    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in "street name". The organization holding your account is considered the holder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received this proxy statement, our Annual Report, and a vote instruction form from that organization.

Q:    What do I have to do to vote my shares?

A:
Holders of Record.    If you are a holder of record, you may vote either in person at the Meeting, via the Internet (by following the instructions provided on the proxy card), by telephone (by calling the toll free number found on the proxy card), or by mail (by filling out the proxy card and sending it back in the envelope provided).

  Street Name Holders.    If you hold your shares in "street name", you should receive a voting instruction form from your brokerage firm, bank, broker-dealer or other nominee asking you how you want to vote your shares. If you do not, you should contact your brokerage firm, bank, broker-dealer or other nominee and obtain a voting instruction form from them. You may vote either in person at the Meeting (but you must obtain a legal proxy from the organization that holds your shares), via the Internet (by following the instructions provided on the voting instruction form), by telephone (by calling the toll free number found on the voting instruction form), or by mail (by filling out the voting instruction form and sending it back in the envelope provided).

Q:    What happens if I do not give specific voting instructions?

A:
Holders of Record.    If you are a holder of record and you either (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or (ii) sign and return a proxy card without giving specific instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Meeting.

  Street Name Holders.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote".

Q:    Which ballot measures are considered "routine" and "non-routine?"

A:
The ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2012 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. The election of directors (Proposal No. 1), the advisory (non-binding) say-on-pay vote (Proposal No. 3) and the advisory (non-binding) frequency vote (Proposal No. 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, No. 3 and No. 4.

Q:    How can I revoke my proxy and change my vote after I return my proxy card?

A:
You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a Holder of Record, you may do this by signing and submitting a new proxy card with a later date; by voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Time on May 2, 2011 (your latest telephone or Internet proxy will be counted); or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares in "Street Name" through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

Q:    Where can I find the voting results of the meeting?

A:
The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL NOMINEES

        Our Board of Directors currently consists of seven members. The directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The nominees for election by the stockholders are Shawn McCreight, Victor Limongelli, Marshall Geller, Jeff Lawrence, Kathleen O'Neil, Stephen Richards and Robert van Schoonenberg. All nominees are current directors of the Company.

Vote Required and Board Recommendation

        To elect directors to our Board of Directors, our Bylaws require a vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, unless there are more nominees for director than there are open directorships, in which case our Bylaws require a vote of the plurality of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker non-votes will not have any effect on the outcome of this proposal. In tabulating the voting results for the election of directors, only "FOR" and "AGAINST" votes are counted. If no contrary indication is made, proxies in the accompanying form are to be voted for our Board of Directors' nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy.

        The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this Proposal. Unless marked otherwise, proxies received will be voted "FOR" each nominee listed above.

Our Board of Directors

        The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Name	Age	Present Position with the Company
Shawn McCreight	45	Chairman of the Board of Directors and Chief Technology Officer
Victor Limongelli	44	Director and President and Chief Executive Officer
Marshall Geller	72	Director
Jeff Lawrence	53	Director
Kathleen O'Neil	58	Director
Stephen Richards	57	Director
Robert G. van Schoonenberg	64	Director

        Shawn McCreight founded Guidance Software, Inc. in November 1997 and has served as Chairman of the Board of Directors since its inception. From January 2003 to the present, he has served as Chairman and Chief Technology Officer. Prior to January 2003, he served as Chief Executive Officer. Mr. McCreight received an A.B. in Physics from the University of California at Berkeley. We believe Mr. McCreight's qualifications to sit on our Board include his extensive experience in the designing and developing of software programs and applications, including the original development of our EnCase® software and his management and industry experience which includes acting as our Chairman and Chief Technology Officer since the inception of the Company.

        Victor Limongelli has served as Director and Chief Executive Officer since December 2007. From July 2005 to the present, he has also served as President. He served as Corporate Secretary from August 2005 until December 2007. Prior to his appointment as President, Mr. Limongelli held a number of executive positions with Guidance Software, Inc., including Vice President of Professional Services and General Counsel from August 2004 to July 2005, and General Counsel from May 2003 to August 2004. Mr. Limongelli received an A.B. from Dartmouth College and a J.D. from Columbia University. We believe Mr. Limongelli's qualifications to sit on our Board include his over fifteen years of legal and business experience including over five years as our President.

        Marshall Geller has served as a member of the Board of Directors for Guidance Software, Inc. since February 2008. He currently is a Senior Managing Director of St. Cloud Capital LLC. Mr. Geller spent over twenty years as Senior Managing Director for Bear, Stearns & Company, with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. He is currently a member of the Board of Directors of California Pizza Kitchen, GP Strategies Corporation, Johnson Products Company, Inc. and National Holdings Corporation. During the past five years, Mr. Geller has also served as a member of the Board of Directors of ValueVision Media, Inc., SCPIE Holdings, 1st Century Bank, NA and Blue Holdings, Inc. Mr. Geller also serves as a member of the Board of Governors of Cedars-Sinai Medical Center, Los Angeles. Mr. Geller graduated from California State University, Los Angeles, with a B.S. in Business Administration, where he currently serves on the Dean's Advisory Council for the College of Business & Economics. We believe Mr. Geller's qualifications to sit on our Board include his years of corporate management for a global financial company, as well as his years of experience as a board member of other public and private companies.

        Jeff Lawrence has served as a member of the Board of Directors for Guidance Software, Inc. since April 2008. He is co-founder of the Common Grant Application, founder of Clivia Systems, and founder and Trustee of The Lawrence Foundation. Formerly, Mr. Lawrence served as CTO of Intel Corporation's Network Communications Group and, previously, he was co-founder and former President & CEO of Trillium Digital Systems, prior to its acquisition by Intel Corporation in 2000. Mr. Lawrence has a B.S. in Electrical Engineering from UCLA and is a co-recipient of the Greater Los Angeles Entrepreneur of the Year award and the UCLA School of Engineering's Professional Achievement award. We believe that Mr. Lawrence's qualifications to sit on our Board include his 30 years of software industry experience and his corporate management experience as CEO of a software company.

        Kathleen O'Neil has served as a member of the Board of Directors for Guidance Software, Inc. since December 2005 and has served as our Lead Independent Director since February 2007. She is currently the President and Chief Executive Officer for Liberty Street Advisors, LLC, where she has served since October 2001. Prior to joining Liberty Street Advisors, LLC, from January 2001 to September 2001, she served as General Manager of Global Financial Markets Infrastructure for IBM. From 1976 to 2000, Ms. O'Neil held a number of executive positions with the Federal Reserve Bank of New York. Ms. O'Neil has served on the Board of Directors of BMC Software since 2002, the Board of Directors of MetLife Bank since 2004 and the Board of Directors of the Motley Fool Independence Fund as of March 2009. Ms. O'Neil received a B.S. in Economics from John Carroll University, and received an M.B.A. from Wharton Graduate School of the University of Pennsylvania. We believe Ms. O'Neil's qualifications to sit on our Board include her expertise in finance, risk management, strategy development and corporate governance and her experience as a board member of other public companies.

        Stephen Richards has served as a member of the Board of Directors since February 2008 and, he previously served as a member of the Board from January 2006 until November 2006. He served as Chief Financial Officer of McAfee, Inc., from April 2001 until his retirement in December 2004. He also concurrently served as Chief Operating Officer from November 2001 to December 2004. Prior to that, he was Chief Online Trading Officer of E*TRADE Group, Inc. His previous roles at E*TRADE also included: Senior Vice President, Corporate Development and New Ventures, Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to E*TRADE, he was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., Vice President/Deputy Controller of Becker Paribas, and First Vice President/Controller of Jefferies and Company, Inc. Mr. Richards is a Certified Public Accountant and a current member of the Board of Directors of Cray Inc. During the period of 1999-2009, he served on the Board of Directors of Tradestation Group. He received a B.A. from the University of California at Davis and a M.B.A. in Finance from the University of California at Los Angeles. We believe Mr. Richards qualifications to sit on our Board include his corporate management experience serving as an officer at other public companies and his years of providing financial and strategic expertise to public and private companies.

        Robert G. van Schoonenberg has served as a member of the Board of Directors since February 2008. He is the Former Executive Vice President, Chief Legal Officer and Secretary of the Board of Avery Dennison Corporation. He also served as Secretary and General Counsel at Avery Dennison for over 25 years. He is also Chairman and Chief Executive Officer of BayPoint Capital Partners, LLC and Managing Partner, General Counsel Law Partners, as well as a member of the Board of Directors of Altair Nanotechnologies, Inc. and Ryland Group, Inc. Mr. van Schoonenberg received his J.D. degree from University of Michigan School of Law, his M.B.A. from the University of Wisconsin at Madison and his undergraduate degree from Marquette University. Mr. van Schoonenberg also serves on the Board of Trustees for Southwestern University School of Law. We believe Mr. van Schoonenberg's qualifications to sit on our Board include his twenty-five years of corporate management and corporate governance experience as an officer of a large global public company and his experience as a board member of other public and private companies.

        Shawn McCreight, Victor Limongelli, Marshall Geller, Jeff Lawrence, Kathleen O'Neil, Stephen Richards and Robert van Schoonenberg and are each party to the Company's form of Indemnification Agreement.

Board Committees and Meetings

        During the fiscal year ended December 31, 2010, the Board of Directors held eight meetings. The Board of Directors has established three standing committees: an Audit Committee; a Compensation Committee; and a Nominating and Governance Committee. Kathleen O'Neil is our Lead Independent Director.

        The current members of our Audit Committee are Stephen Richards, Kathleen O'Neil and Robert van Schoonenberg. Mr. Richards serves as the Chair of our Audit Committee. We believe that Mr. Richards, Ms. O'Neil and Mr. van Schoonenberg each qualify as Audit Committee financial experts, as defined in the rules of the Securities and Exchange Commission ("SEC"). The Audit Committee oversees our corporate accounting and financial reporting process and the audits of our financial statements. It evaluates the independent registered public accountants' qualifications, independence and performance, determines the engagement of the independent registered public accountants, approves the retention of the independent registered public accountants to perform any proposed permissible non-audit services, monitors the rotation of partners of the independent registered public accountants on our engagement team as required by law, reviews our critical accounting policies and estimates, and discusses with management and the independent registered public accountants the results of the annual audit and the reviews of our quarterly financial statements. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including compliance with its charter. The Audit Committee held nine meetings during the fiscal year ended December 31, 2010. All members of the Audit Committee are independent (as independence is defined in the Nasdaq Stock Market qualitative listing standards). The Audit Committee acts pursuant to a written charter.

        The current members of our Compensation Committee are Robert van Schoonenberg, Marshall Geller, Jeff Lawrence and Stephen Richards, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Code. Mr. van Schoonenberg is the current chair of our Compensation Committee. The Compensation Committee has sole authority to determine our CEO's compensation, and reviews and approves all compensation for all directors and for the executive officers, including any employment agreement, change in control arrangement, or severance arrangement for each executive officer. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. The Compensation Committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance with its charter. The Compensation Committee held eight meetings during the fiscal year ended December 31, 2010. All members of the Compensation Committee are independent (as independence is defined in the Nasdaq Stock Market qualitative listing standards). The Compensation Committee acts pursuant to a written charter.

        The current members of our Nominating and Governance Committee, referred to henceforth as the "Nominating Committee," are Kathleen O'Neil, Robert van Schoonenberg, Jeff Lawrence and Marshall Geller. Ms. O'Neil is the current chair of the Nominating Committee. The Nominating Committee identifies prospective board candidates, recommends nominees for election to our Board of Directors and provides oversight in the evaluation of our board of directors. The Nominating Committee reviews and evaluates, at least annually, the performance of the Nominating Committee and its members, including compliance with its charter and oversees the evaluation process of the Board and its committees. The Nominating Committee held five meetings during the fiscal year ended December 31, 2010. All members of the Nominating Committee are independent (as independence is defined in the Nasdaq Stock Market qualitative listing standards). The Nominating Committee acts pursuant to a written charter.

        During the fiscal year ended December 31, 2010, each member of the Board of Directors attended 75% or more of the aggregate number of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. Directors Shawn McCreight, Victor Limongelli, Jeff Lawrence, Kathleen O'Neil, Stephen Richards and Robert van Schoonenberg attended the Company's 2010 Annual Meeting of Stockholders.

2010 Director Committee Membership

Member	Board	Audit	Compensation	Nominating
Shawn McCreight	X
Victor Limongelli	X
Marshall Geller	X		X	X
Jeff Lawrence	X		X	X
Kathleen O'Neil	X	X		Chair
Stephen Richards	X	Chair	X
Robert van Schoonenberg	X	X	Chair	X
Total Meetings in Fiscal Year 2010	8	9	8	5

Director Nominations

        The Nominating Committee evaluates and recommends to the Board of Directors director nominees for each election of directors.

        In fulfilling its responsibilities, the Nominating Committee considers the following factors:

  •
  the appropriate size of the Board of Directors and its committees;

  •
  personal and professional integrity, ethics and values;

  •
  experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

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  experience in the Company's industry;

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  experience as a board member of another publicly-held company;

  •
  academic experience in an area of the Company's operations;

  •
  practical and mature business judgment;

  •
  applicable regulatory and securities exchange requirements; and

  •
  other criteria or qualifications relevant to the execution of future Company operational or strategic plans.

        The Nominating Committee's goal is to have a diverse Board of Directors, which for the Company means assembling a group of directors that brings to the Company a variety of perspectives, backgrounds and skills derived from high quality business and professional experience. In doing so, the Nominating Committee may also consider candidates with appropriate non-business backgrounds.

        Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board of Directors must, and believes that it is preferable that more than one member of the Board of Directors should, meet the criteria for an "audit committee financial expert" as defined by SEC rules. In addition, the Nominating Committee recognizes that it must maintain compliance with Nasdaq Global Marketplace Rules 4350(c) and 4350(d)(2), which require that at least a majority of the members of the Board of Directors meet the definition of "independent director" under the Nasdaq Global Market qualification standards. The Nominating Committee also believes it appropriate for the Company's Chief Executive Officer to participate as a member of the Board of Directors.

        The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating Committee. Research may also be performed to identify qualified individuals. If the Nominating Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

        The Nominating Committee will evaluate any recommendation for a director nominee proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of the Company's common stock for at least one year by the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. To be evaluated in connection with the Company's established procedures for evaluating potential director nominees, any recommendation for a director nominee submitted by a qualifying stockholder must be received by the Company no later than 120 days prior to the anniversary of the date a proxy statement was mailed to stockholders in connection with the prior year's annual meeting of stockholders, unless the date of the next annual meeting of stockholders is more than 30 days before or after the one-year anniversary of the prior Annual Meeting of Stockholders. Any stockholder recommendation for a director nominee must be submitted to the Company's Chief Executive Officer in writing at 215 North Marengo Avenue, Suite 250, Pasadena, California 91101, and must contain the following information:

  •
  a statement by the stockholder that he/she is the holder of at least 1% of the outstanding shares of the Company's common stock and that the stock has been held for at least one year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the annual meeting of stockholders;

  •
  the candidate's name, age, contact information and current principal occupation or employment;

  •
  a description of the candidate's qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

  •
  the candidate's resume; and

  •
  three (3) references.

        The Nominating Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above. All directors and director nominees will submit a completed form of directors' and officers' questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee.

Communications with Directors

        Individuals may communicate with the Board by contacting: Secretary to the Board of Directors, Guidance Software, Inc., 215 North Marengo Avenue, Suite 250, Pasadena, California 91101; e-mail: bod@guidancesoftware.com.

        All directors have access to this correspondence. In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and posts communications to the full Board or individual directors, as appropriate. The Company's independent directors have requested that certain items that are unrelated to the Board's duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be posted.

        Communications that are intended specifically for the lead independent director or the independent directors should be sent to the e-mail address or street address noted above, to the attention of the lead independent director.

Board Member Independence

        The Board of Directors has determined that, except for Shawn McCreight and Victor Limongelli, all of the members of the Board of Directors are "independent" as independence is defined in the

Nasdaq Stock Market qualification standards. Mr. McCreight and Mr. Limongelli are not considered independent because they are currently employed by the Company.

Code of Ethics

        The Board of Directors has adopted a Code of Ethics that applies to all of our directors, employees and officers. The Code of Ethics contains general guidelines for conducting the business of our Company, and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

        The Company's corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter and Code of Ethics are available, free of charge, on our website at www.guidancesoftware.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, Guidance Software, Inc., 215 North Marengo Avenue, Suite 250, Pasadena, California 91101.

Board Leadership Structure

        We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. We also have a Lead Independent Director, who, among other things, coordinates the activities of the independent directors, presides at executive sessions and other meetings at which the Chairman is not present, and serves as a liaison between the independent directors and the Chairman and the Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, in conjunction with the Lead Independent Director, provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the Board.

Board Responsibilities

        With respect to the Board's role in risk oversight of the Company, the Board discusses the Company's risk exposures and risk management of various parts of the business, including appropriate guidelines and policies to minimize business risks and major financial risks and the steps management has undertaken to control them.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

        Our Board of Directors first approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm on March 9, 2006 and Deloitte & Touche LLP has previously audited our consolidated financial statements for the years ended December 31, 2005, 2006, 2007, 2008, 2009 and 2010.

        The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2011 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accountants is not required by the Company's Bylaws or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The Company has entered into an engagement agreement with Deloitte & Touche LLP, which agreement sets forth the terms by which Deloitte and Touche LLP will perform audit services for the Company. The engagement agreement is subject to alternative dispute resolution procedures.

        As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended December 31, 2010 by Deloitte & Touche LLP, the Company's independent registered public accountants for that period, is compatible with maintaining their independence. The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2009 and 2010 by Deloitte & Touche LLP:

	2009($)	2010($)
Audit Fees(1)	1,054,800	921,925
Tax Fees(2)	178,625	—

Total	1,233,425	921,925

(1)
Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of the quarterly consolidated financial statements and fees associated with testing required by the Sarbanes-Oxley Act of 2002.

(2)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

        Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accountant and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval.

        The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this Proposal. Unless marked otherwise, proxies received will be voted "FOR" the approval of the Proposal.

Report of the Audit Committee and Other Audit Committee Matters

        The Audit Committee has recommended the engagement of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2011 and has reviewed their audit scope and plans. In reaching its recommendation, the Audit Committee considered the qualifications of Deloitte & Touche LLP and discussed with Deloitte & Touche LLP their independence, including a review of the audit and non-audit services provided by them for the Company. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and by the Sarbanes-Oxley Act of 2002, and it received and discussed with Deloitte & Touche LLP their written independence letter issued on as required by Independence Standards Board Standard No. 1.

        In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by any independent registered public accounting firm responsible for providing an opinion on the Company's consolidated financial statements filed with the SEC. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have the delegated authority from the Audit Committee to pre-approve additional services, and then must communicate such pre-approvals to the full Audit Committee. To avoid certain potential conflicts of interest, applicable law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed.

        The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Guidance Software, Inc. (the "Company") has reviewed and discussed the audited financial statements for fiscal year 2010 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Committee comfort in connection with its review.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board approved) the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

        This report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Company's proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        The foregoing report has been furnished by the Committee.

AUDIT COMMITTEE
Stephen Richards (Chair) Kathleen O'Neil Robert van Schoonenberg

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information concerning the beneficial ownership of the shares of our common stock as of March 2, 2011, by (i) each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each executive officer listed in the Summary Compensation Table, (iii) each of our directors, and (iv) all of our executive officers and directors as a group.

        Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such stockholder. Except as otherwise indicated, the address of each of the persons in this table is c/o Guidance Software, Inc. 215 North Marengo Avenue, Suite 250, Pasadena, California 91101.

	Shares Beneficially Owned
Name of Beneficial Owners	Number	Percent(1)
Owners of 5% or More of Outstanding Shares
Shawn McCreight(2)	10,238,484	40.73
PRIMECAP Management Company(3)	1,783,100	7.09
RGM Capital, LLC(4)	1,757,350	6.99
John Patzakis(5)	1,470,817	5.85
Riverbridge Partners LLC(6)	1,374,637	5.47
Named Executive Officers:
Victor Limongelli(7)	697,342	2.77
Barry Plaga(8)	153,287	*
Larry Gill(9)	116,402	*
Amanda Berger(10)	46,097	*
Mark Harrington(11)	158,334	*
Directors
Marshall Geller(12)	82,618	*
Jeff Lawrence(13)	76,418	*
Kathleen O'Neil(14)	87,518	*
Stephen Richards(15)	75,918	*
Robert van Schoonenberg(16)	81,918	*
Executive officers and directors as a group (17 persons)(17)	12,532,896	49.87

*
Represents less than 1%.

(1)
Applicable percentage ownership is based on 25,137,090 shares of common stock and unvested shares of restricted stock that were outstanding as of March 2, 2011. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. Shares of our common stock subject to options currently exercisable, or exercisable within 60 days after March 2, 2011, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)
Consists of 10,238,484 shares held by The McCreight Living Trust, of which Mr. McCreight and his spouse, Jennifer McCreight, are trustees. In their capacity as trustees, Mr. and Mrs. McCreight exercise all voting and investment power with respect to the shares owned by The McCreight Living Trust. Does not include 156,986 shares held by the McCreight Irrevocable Trust for which Mr. and Mrs. McCreight have no voting or investment power.

(3)
Information provided pursuant to a Schedule 13G form filed by PRIMECAP Management Company and Karen Chen, on February 4, 2011.

(4)
Information provided pursuant to a Schedule 13G form filed by RGM Capital, LLC and Robert G. Moses on February 14, 2011.

(5)
Information provided pursuant to a Schedule 13G form filed by John Patzakis on February 12, 2011.

(6)
Information provided pursuant to a Schedule 13G form filed by Riverbridge Partners LLC on February 4, 2011.

(7)
Includes 454,154 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 2, 2011.

(8)
Includes 43,750 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 2, 2011.

(9)
Includes 30,000 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 2, 2011.

(10)
Includes 5,000 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 2, 2011.

(11)
Includes 105,000 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 2, 2011.

(12)
Includes 30,000 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 2, 2011, and includes 13,700 shares held in the name of Marshall S. Geller and Patricia Geller as Co-Trustees of the Geller Living Trust U/D/T dated July 26, 2002.

(13)
Includes 30,000 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 2, 2011, and includes 17,500 shares held in the name of the Lawrence-Troth Family Trust.

(14)
Includes 44,800 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 2, 2011.

(15)
Includes 30,000 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 2, 2011.

(16)
Includes 30,000 shares issuable upon the exercise of options, all of which will be vested and exercisable within 60 days after March 2, 2011, and includes 13,000 shares held in the name of the Robert van Schoonenberg Trust, dated March 11, 1998.

(17)
Includes an aggregate of 1,103,715 shares issuable upon the exercise of options granted to our executive officers and directors that are vested and exercisable within 60 days after March 2, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

        Based solely on our review of such forms furnished to us and written representations from such reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were substantially met in a timely manner.

        Information about our equity compensation plans at December 31, 2010 was as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options	Weighted Average Exercise Price of Outstanding Stock Options	Number of Shares to be Issued Upon Vesting of Restricted Stock Awards	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by our stockholders	3,639,270	$8.37	1,861,355	1,520,685

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        This Compensation Discussion and Analysis explains our executive compensation philosophy, each element of our executive compensation program and the decisions made with respect to 2010 for our named executive officers ("NEOs"). Our 2010 NEOs consist of Victor Limongelli, President and Chief Executive Officer, Barry Plaga, Chief Financial Officer, Larry Gill, Senior Vice President, Worldwide Sales, Amanda Berger, Vice President of Professional Services and, Mark Harrington, General Counsel and Corporate Secretary.

        The Company is a leading global provider of digital investigative solutions. The Company's compensation philosophy is that compensation programs should be designed to attract, motivate and retain highly qualified employees. Historically, the Company has aimed to provide its employees with base salary to offer a degree of financial certainty and stability, annual incentive compensation to help motivate our employees to achieve annual short-term objectives, and equity incentive awards to reward the creation of stockholder value over the long term. Our philosophy, however, is to protect stockholder value by paying only for excellent performance by our employees and not to pay for sub-par performance.

Pay-for-Performance

        Pay for performance is an important component of the Company's compensation philosophy. Consistent with this focus, the Company's compensation program includes annual cash incentives and long-term equity incentives.

  Performance Objectives

        For executives who participate in the Company's annual cash incentive plan, which include Messrs. Limongelli, Plaga and Harrington, the Company measures the executive's performance based on corporate and individual goals. The corporate goals under this plan include a Financial Metric which consists of revenue and non-GAAP operating income.

        For executives who participate in the Company's commission plan, which include Mr. Gill and Ms. Berger, the Company measures the executive's performance based on company and individual goals. The company goals under this plan include licensed product revenue and professional services revenue.

  2010 Performance and How Performance is Linked to Pay

        Based on our performance in 2010, we achieved the following objectives under our annual cash incentive plan:

  •
  Revenue was $91.9 million, which exceeded the median threshold established by the Compensation Committee of $88.25 million and exceeded the on target level established by the Compensation Committee of $90.5 million; and

  •
  Non-GAAP operating income was $1.573 million, which exceeded the median threshold established by the Compensation Committee of $1,125,000 and exceeded 60% of the on target level established by the Compensation Committee of $2.25 million.

        Based on our performance in 2010, we achieved the following objectives under our commission plan:

  •
  Licensed product revenue was $38.4 million, which achieved 87% of the on target level established by the Compensation Committee of $44 million; and

  •
  Professional services revenue was $14.6 million, which exceeded the on target level established by the Compensation Committee of $13 million.

        As a result, bonus payouts to Messrs. Limongelli, Plaga and Harrington under the annual cash incentive plan were equal to 90% of the Financial Metric targeted amount. The bonus payout to Mr. Gill with respect to the licensed product revenue target was equivalent to 87% of his on target level for licensed revenue and 112% of his on target level for professional services revenue. The bonus payout to Ms. Berger with respect to the professional services revenue targets was equal to 100% of her on target level, plus additional commission incentive for exceeding the Company's on target level, as stated in the Company commission plan applicable to Ms. Berger.

Shareholder Interest Alignment

        We believe that our compensation programs are strongly aligned with the long-term interests of our shareholders. We provide pay that is highly leveraged toward equity in order to align total compensation with shareholder interests by encouraging long-term performance. Equity represents a key component of the compensation of our NEOs as a percentage of total compensation. Specifically:

  •
  For our CEO, approximately 55% of total compensation in 2010 was in the form of equity; approximately 36% was base salary; and approximately 9% was short-term incentive; and

  •
  For our NEOs (other than the CEO), approximately 25% (on average) of total compensation in 2010 was in the form of equity; approximately 57% was base salary; and approximately 18% was short-term incentive.

Good Governance and Best Practices

        In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our stockholders, (i) the Compensation Committee is comprised solely of independent directors, and (ii) the Compensation Committee retained an independent compensation consultant to provide it with advice on matters related to executive compensation, non-employee director remuneration and assistance with preparing compensation disclosure for inclusion in our SEC filings.

        The Company provides competitive pay opportunities that reflect best practices. The Compensation Committee continually reviews best practices in governance and executive compensation. In observance of such best practices, the Company:

  •
  Does not provide supplemental retirement benefits to the NEOs;

  •
  Does not provide perquisites to the NEOs unless they are generally available to all employees;

  •
  Does not provide extraordinary relocation payments to NEOs;

  •
  Maintains incentive compensation plans that do not encourage undue risk taking and align executive rewards with annual and long-term performance;

  •
  Has not engaged in the practice of re-pricing/exchanging stock options;

  •
  Does not provide for any "modified single trigger" severance payments to any NEO;

  •
  Does not provide any tax gross-up payments in connection with any Company compensation programs to any NEO;

  •
  Maintains an equity compensation program that has a long-term focus, including equity awards that generally vest over a period of four years;

  •
  Maintains compensation programs that have a strong pay-for-performance orientation. For example, in fiscal 2010, the Company did not make incentive compensation payments to

    NEO participants related to achievement of the financial metric in its 2009 executive bonus plan, (comprising 75% of total incentive compensation), because the Company did not meet its 2009 financial goals; and

  •
  Regularly monitors Company performance and adjusts compensation practices accordingly. For example, as of December 31, 2010, none of our NEOs had received a base salary increase since 2008 based in part on the Company's financial performance.

Processes and Procedures for Considering Compensation

Compensation Committee Scope of Authority

        The Committee has authority: (1) to discharge the Board's responsibilities relating to compensation of the Company's executives, including by designing (in consultation with management or the Board), recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Company, and (2) to oversee the development and implementation of succession planning for Company senior management positions.

        In addition to the powers and responsibilities expressly delegated to the Committee in its charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company's bylaws. The powers and responsibilities delegated by the Board to the Committee in its charter or otherwise may be exercised and carried out by the Committee as it deems appropriate without requiring Board approval, and any decision made by the Committee, including any decision to exercise or refrain from exercising any of the powers delegated to the Committee, is at the Committee's sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee has and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee has the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Role of the Compensation Committee in Determining or Recommending Compensation

        The Committee, at least annually, reviews and approves corporate goals and objectives relating to the compensation of the Company's Chief Executive Officer (the "CEO"), evaluates the performance of the CEO in light of those goals and objectives, and determines and approves the compensation of the CEO based on such evaluation. The Committee has sole authority to determine the CEO's compensation. In addition, the Committee, at least annually, reviews and approves all compensation for all directors and for the Named Executive Officers, including any employment agreement, change in control arrangement, or severance arrangement for each Named Executive Officer. The Committee also reviews and approves annual corporate goals and objectives for our Named Executive Officers and evaluates performance of these officers in light of those goals and objectives and approves compensation for these officers based on such evaluations.

        The Committee periodically manages and reviews all annual bonus, long-term incentive compensation, equity award, employee pension and welfare benefit plans, including our 401(k) plan, long-term incentive plan, annual cash incentive plan and others. The Committee also establishes and periodically reviews policies concerning perquisite benefits. The Committee periodically reviews the Company's policy regarding compensation paid to the Company's executive officers in excess of limits deductible under Section 162(m) of the Code and determines the Company's policy with respect to change of control or "parachute" payments.

Role of the Chief Executive Officer in Determining or Recommending Compensation

        The CEO does not determine his compensation and, since the formation of the Committee, has not determined the compensation of the other Named Executive Officers. However, the Committee may request proposals from the CEO from time to time regarding incentive compensation targets or other compensation for any Named Executive Officers. In general, the CEO makes recommendations to the Compensation Committee regarding compensation changes for his reports and the Compensation Committee meets in executive session to discuss the CEO's annual compensation.

Compensation Consultant

        The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist the Compensation Committee.

        For 2010, the Compensation Committee engaged the services of Frederic W. Cook & Co. to advise the Compensation Committee on matters related to CEO and executive compensation, non-employee director remuneration and assistance with preparing compensation disclosure for inclusion in the Company's SEC filings. Frederic W. Cook & Co. does not provide any other services to the Company or management other than work for the Compensation Committee on these matters. We consider Frederic W. Cook & Co. to be an independent consultant. However, in fulfilling its responsibilities, Frederic W. Cook & Co. may interact with management or the Company's other outside advisors to the extent necessary or appropriate.

Compensation Philosophy and Peer Group Review

        The Compensation Committee and the Company worked with Frederic W. Cook & Co to develop a list of comparative companies for purposes of establishing executive compensation for fiscal year 2010. Compensation of the NEOs was compared by our compensation consultant to a blend of compensation data from nineteen publicly traded peer companies. Twelve of the twenty-three peer companies used by the Compensation Committee to compare executive compensation in 2009 were retained as comparable peers for purposes of comparing 2010 executive compensation, while three members of the 2009 peer group were eliminated due to acquisition and eight members of the 2009 peer group were eliminated due to change in company size. The nineteen peer companies selected were in the software industry, had annual revenues ranging from $48 to $156 million, comparable pay models and served mainly business customers. The peer companies for 2010 were: (i) Accelrys, Inc., (ii) Actuate Corp., (iii) American Software, Inc., (iv) ArcSight, (v) Callidus Software, Inc., (vi) Chordiant Software, Inc., (vii) Computer Programs & Systems, Inc., (viii) Double-Take Software, Inc., (ix) Echelon Corp., (x) Entrust, Inc., (xi) FalconStor Software, Inc., (xii) Interactive Intelligence, Inc., (xiii) OPNET Technologies, Inc., (xiv) Pervasive Software, Inc., (xv) Phoenix Technologies, Inc., (xvi) Smith Micro Software, Inc., (xvii) Sourcefire, Inc., (xviii) The Unica Corporation , (xix) VASCO Data Security International (the "2010 Market Study").

        The Company's goal is to attract and retain executives that are capable of executing our business and growth strategy. To this end, the Compensation Committee has designed our executive compensation program so that achieving the target total compensation level (consisting of base salary and annual incentive compensation and equity grants) requires attaining strategic objectives, corporate performance goals and individual goals. Base salary is the non-variable portion of the compensation of our Named Executive Officers. Our annual cash bonuses aim to compensate executives for annual performance of the Company in a given reporting year, while equity compensation is designed to compensate corporate executives for long-term growth and performance of the Company in a manner that maximizes shareholder value. The Company's compensation philosophy is that target total compensation level (consisting of base salary and annual incentive compensation and equity grants) should, approximate the fiftieth percentile, when measured against comparable executives at peer group companies, with individual variations for specific NEOs in a given fiscal year reflecting their experience, role, ability to affect future results, and previous compensation levels in the case of recent hires. For 2010, target total compensation for individual NEOs, when measured against the peer group, were as follows:

			Peer Group Total Direct Compensation Percentiles ($000)			Guidance Software Variance from Peer Group (%)
		2010 Target Direct Compensation ($000)
Name	Position		25th	Median	75th	25th	Median	75th
Victor Limongelli	CEO and President	$1,189	$1,212	$1,468	$1,632	(2)%	(19)%	(27)%
Barry Plaga	CFO	$892	$558	$646	$888	60%	38%	0%
Larry Gill	SVP Sales	$690	$519	$557	$732	33%	24%	(6)%
Amanda Berger	VP, Professional Services	$433	$348	$386	$483	24%	12%	(10)%
Mark Harrington	GC and Corporate Secretary	$419	$528	$612	$806	(21)%	(32)%	(48)%

        In keeping with the Company's compensation philosophy, the Compensation Committee intends to target total target direct compensation of our NEOs to approximate the fiftieth percentile of peer companies. In January 2010, however, after reviewing the 2010 Market Study and considering general market and economic conditions in existence at that time, the Compensation Committee decided not to increase the base salary or target annual bonuses of our NEOs for 2010. As a result, the average 2010 target total direct compensation of our NEOs as a group approximated the median of the peer group, with Mr. Plaga, Mr. Gill and Ms. Berger above the median of the peer group and the target total direct compensation of Mr. Limongelli and Mr. Harrington below the median of the peer group.

Base Salaries

        Base salaries for Named Executive Officers are set with regard to the individual's position within the Company and the individual's current and sustained performance results. Base salary levels, and any increases or decreases to those levels for each executive, are reviewed annually by the Compensation Committee, and may be adjusted based on factors such as the overall performance of the Company, new roles and/or responsibilities assumed by the executive, the performance of the executive's area of responsibility, the executive's significant impact on strategic goals, the length of service with the Company, or revisions to the Company's compensation philosophy. In January 2010, after reviewing the 2010 Market Study and considering general market and economic conditions in existence at that time, the Compensation Committee decided not to increase the base salary of any NEO for 2010. However, in January, 2011, after reviewing the 2010 Market Study and relevant Company performance in 2010, the Committee decided to increase the base salaries of each NEO for 2011. Base salaries for 2009, 2010 and 2011 are summarized below:

	Base Salary
Name	2011	2010	2009
Victor Limongelli	$395,000	$350,000	$350,000
Barry Plaga	$335,000	$325,000	$325,000
Larry Gill	$260,000	$250,000	$250,000
Amanda Berger	$235,000	$225,000	$225,000
Mark Harrington	$260,000	$235,000	$235,000

Annual Cash Incentives

        In addition to base salaries, the Compensation Committee believes that annual performance-based incentives play an important role in providing incentives to our executives to achieve and exceed short-term performance goals. Annual cash incentives for Named Executive Officers in 2010 were targeted to fall within the fiftieth to seventy-fifth percentile of comparable levels of our peer groups in the 2010 Market Study. Each year, the Compensation Committee establishes a range of cash incentive bonus opportunities for the Company's managers ("Target Annual Incentives"), including the Named Executive Officers. The Compensation Committee then works with the CEO to develop corporate and/or individual performance goals that are set at levels the Compensation Committee believes are challenging, but possible, for the Named Executive Officers to achieve. The Compensation Committee also works with the CEO to establish the CEO's individual performance metrics which were designed to reward the CEO for executing on operational goals related to the relative performance of the Company in certain strategic and operational objectives. The amounts of annual cash incentives increase to the extent the Company and the individual meet and exceed performance expectations.

        At the end of each year, the Committee measures the level of achievement for each corporate and/or individual performance goal and awards credit for the achievement of goals as a percentage of the Target Annual Incentive. Final determinations as to annual cash incentive levels are then based on the achievement of applicable goals. Actual incentives are generally paid to the executives in the first quarter of the subsequent fiscal year.

Annual Cash Incentive Plan—Messrs. Limongelli, Plaga and Harrington

        For 2010, the Compensation Committee established a Target Annual Incentive for Messrs. Limongelli, Plaga and Harrington, based on the following:

  (1)
  75% of the Target Annual Incentive consisted of the Company's achievement of certain financial targets (collectively, the "Financial Metric"), which consisted of the following:

  (a)
  50% of the Financial Metric was based on a sliding scale depending on the Company's achievement of revenue recognized in accordance with accounting principles generally accepted in the United States ("Revenue"), and

  (b)
  50% of Financial Metric was based on a sliding scale depending on the Company's achievement of operating income (before share-based compensation and amortization of intangibles) ("Non-GAAP Operating Income")

  (2)
  25% of the Target Annual Incentive was based on the extent of successful completion of three operating goals established by the Compensation Committee for the Chief Executive Officer, or recommended by the Chief Executive Officer to the Compensation Committee for approval and approved by the Compensation Committee for the other executives, which we refer to as the Management By Objective Metric (the "MBO Metric").

Financial Metric

        For the Financial Metric, a sliding scale was adopted whereby the initial threshold payment was 4%, the median threshold payout was 50%, the target payout was 100% and the maximum payout was 200% of the Financial Metric portion of an executive's Target Annual Incentive, calculated as follows:

  •
  50% of the Financial Metric was based on a sliding scale depending on the Company's achievement of Revenue, and

  •
  50% of the Financial Metric was based on a sliding scale depending on the Company's achievement of Non-GAAP Operating Income.

        The Revenue component and Non-GAAP Operating Income component were independent of each other. The initial threshold for requiring any payment of the Revenue component by the Company was achievement of $86,450,000 in Revenue and the initial threshold for requiring any payment of the Non-GAAP Operating Income component by the Company, was achievement of $225,000 in Non-GAAP Operating Income. A payout of 4% of the Financial Metric could have been achieved by the executive if the Company achieved the initial threshold of either the Revenue component or the

Non-GAAP Operating Income component but did not achieve the initial threshold of the other component. The median threshold payout of the Revenue component was greater than $88,250,000 and the median threshold of the Non-GAAP Operating Income component was at least $1,125,000, the achievement of which would result in a payout of 50% of the Revenue component and Non-GAAP Operating Income component for each executive. The target payout of 100% of the Financial Metric could have been achieved if the Revenue component was $90,500,000 and Non-GAAP Operating Income component was $2,250,000. The maximum payout of 200% could have been achieved if the Revenue component was at least $95,500,000 and the Non-GAAP Operating Income component was at least $7,250,000.

        For 2010, the Company's actual Revenue was $91.9 million and Non-GAAP Operating Income was $1.573 million which using the sliding scale adopted by the Company, correlated into a 120% payout of the on target Revenue amount and 60% of the Non-GAAP Operating Income amount of the Financial Metric described above. As a result, 90% of the Financial Metric amount of the Target Annual Incentive was paid to each of the executives for 2010 performance and resulted in a payment of $236,250 to Mr. Limongelli, $135,000 to Mr. Plaga and $71,381 to Mr. Harrington related to the Financial Metric.

		Components of Financial Metric
	2010 Financial Metric Target					Actual 2010 Financial Metric Payment
Name		Target Revenue Component	Revenue Achievement (120%)	Non-GAAP Operating Income Target Component	Non-GAAP Operating Income Achievement (60%)
Victor Limongelli	$262,500	$131,250	$157,500	$131,250	$78,750	$236,250
Barry Plaga	$150,000	$75,000	$90,000	$75,000	$45,000	$135,000
Mark Harrington	$79,312	$39,656	$47,587	$39,656	$23,794	$71,381

MBO Metric

        The MBO Metric was structured as follows: 100% of the MBO Metric was payable if the executive achieved all three operational goals, 80% of the MBO Metric was payable if the executive achieved two operational goals, and 0% of the MBO Metric was payable if the executive achieved fewer than two of the operational goals.

        The individual operational goals of the Named Executive Officers are dynamic, short-term goals that are specific to the individual's area of responsibility and aligned with the Company's strategic plan, including goals relating to items such as obtaining new customers, cost and expense levels, timely completion of tasks within the NEO's business division, and satisfactory individual performance. The Company believes that these targets are attainable only with significant effort by the NEO while remaining realistic.

        Messrs Limongelli, Plaga and Harrington achieved 100% of their respective 2010 operational goals related to the MBO Metric resulting in a cash payment of $87,500 to Mr. Limongelli, $50,000 to Mr. Plaga and $26,438 to Mr. Harrington.

Commission Plan—Mr. Gill

        Upon Mr. Gill's promotion to Senior Vice President of Sales in 2008, in lieu of the annual cash incentive plan applicable to the other Named Executive Officers as described above, Mr. Gill became eligible to participate in a commission-based plan that included an On Target incentive (rather than an MBO Metric or Financial Metric). The On Target incentive consisted of a commission component based on licensed product revenues and a bonus component based on the achievement of certain quarterly and annual overall Company revenue targets. For 2010, Mr. Gill's target amount for the On Target incentive was $250,000, consisting of $172,500 with respect to the commission component and $77,500 with respect to the bonus component. The On Target commission component was based on a sliding scale related to the extent the Company achieved licensed product and services revenue goals in 2010. Using this model, Mr. Gill's On Target commission was $172,500, which would have been payable to him if the Company had achieved approximately $44,000,000 in license revenue. Mr. Gill's commission plan included a minimum payout of 0% if the Company achieved no license revenue, 100% payout if the Company had achieved $44,000,000 in revenue and an additional 2% commission on enterprise software and .50% commission on forensic software license revenue exceeding license revenue of $44,000,000. There was no cap on the amount of total commission-based compensation that Mr. Gill could have achieved in 2010; however, the commission rate applicable to additional revenue over $44,000,000, was capped at 2% for enterprise software revenue and capped at .50% for forensic software revenue. In addition, as part of his bonus incentives, Mr. Gill was eligible to receive a flat 2% bonus on professional services revenue that exceeded a threshold of $12,500,000 in 2010. If the Company earned less than $12,500,000, Mr. Gill would have received $0 for this bonus component and there was no cap on the amount of total bonus compensation Mr. Gill could have achieved for amounts of professional services revenue earned by the Company exceeding $12,500,000, subject to the 2% bonus rate. Mr. Gill was also eligible to receive other incentive bonuses if the Company achieved certain quarterly and annual revenue targets and increased the number of customers for Company products.

        Mr. Gill earned a total of $168,558 in commission and bonuses for 2010 performance. In particular, licensing revenues for purposes of commission payment calculations 2010 were $38,443,000, which correlated into commissions of $94,713. Professionals Services revenues, exclusive of software leasing fees and certain offsets for bad debt, were $14,042,248, which exceeded Mr. Gill's bonus threshold of $12,500,000 by $1,542,248, and resulted in an additional bonus payment of $30,845 related to professional services revenues. Mr. Gill achieved quarterly and annual bonus target thresholds which correlated into an additional payment of $43,000 related to the bonus component of his incentive compensation.

Commission Plan—Ms. Berger

        In lieu of the annual cash incentive plan applicable to the other Named Executive Officers as described above, Ms. Berger participates in a commission-based plan that included an On Target incentive (rather than an MBO Metric or Financial Metric). The On Target incentive consisted of a commission component based on professional services revenues and a bonus component based on the achievement of certain quarterly gross margin operating targets for the Professional Services division. Ms. Berger's target amount for the On Target incentive was $156,000, consisting of $136,000 with respect to the commission component and $20,000 with respect to the bonus component. The On Target commission component was based on a sliding scale related to the extent the Company achieved professional services revenue goals, inclusive of software lease fees typically earned by the Company during Professional Services engagements, in 2010. Ms. Berger's commission plan included a minimum payout of 0% if the Company achieved no professional services revenue, a 100% On Target commission payout if the Company had achieved $13,000,000 in annual professional services revenue and an additional 4% of every dollar that professional services revenue exceeded Ms. Berger's On Target services revenue amounts. There was no cap on the amount of total commission-based compensation that Ms. Berger could have achieved in 2010; however, the commission rate applicable to additional revenue between quarterly totals of $2,400,001 and $6,250,000 was capped at a 4% commission rate and, incremental commission revenue above $6,250,001 in a quarterly period was capped at a 5% commission rate. The bonus component of $20,000 was payable in four installments to the extent the professional services department met or exceeded gross margin quarterly operating performance established by the Company.

        Ms. Berger earned a total of $207,113 in commission and bonuses for 2010 performance. In particular, professional services revenue, for 2010 was $14,609,093 which correlated into total commissions of $202,113, consisting of $136,000, which represents 100% achievement of her On Target incentive, plus an additional $66,113, equaling 4% of $1,652,834 or the amount of professional services revenue exceeding Ms. Berger's On Target incentive. The Professional Services department met or exceeded its gross operating margin requirements in one of the four quarters of 2010, resulting in an additional earned bonus of $5,000.

Summary

        The following are the target and actual annual cash incentive payments for the Named Executive Officers in 2010:

Name	2010 Target Annual Incentive Bonus	2010 Actual Annual Incentive Bonus(1)
Victor Limongelli	$350,000	$323,750
Barry Plaga	$200,000	$185,000
Larry Gill	$250,000	$169,783	(2)
Amanda Berger	$156,000	$207,113	(3)
Mark Harrington	$105,750	$97,819

(1)
The payment of the Target Annual Incentive also required that Messrs. Limongelli, Plaga and Harrington remain employed as of December 31, 2010. Actual incentive bonuses for 2010 were paid on February 17, 2011.

(2)
Mr. Gill's actual incentive bonus consisted of the payment of $168,558 in sales commissions and bonuses under the commission plan entered into between Mr. Gill and the Company during 2010, and a payment of $1,225 related to an adjustment to commissions related to 2009 performance.

(3)
Ms. Berger's actual incentive bonus consisted of the payment of commissions and bonuses under the commission plan entered into between Ms. Berger and the Company during 2010.

Long-Term Incentives

        At the annual shareholder's meeting on April 22, 2010, the shareholders of the Company approved the Guidance Software Second Amended and Restated 2004 Equity Incentive Plan (the "Second Amended and Restated Plan") which, among other amendments, authorized the issuance of an additional 1,500,000 shares of the Common Stock of the Company for long-term incentive awards granted thereunder.

        For certain of the Named Executive Officers, long-term incentives consist of stock options or restricted stock. Restricted stock and stock options generally vest in equal installments over four years and stock options are priced at the closing price of our common stock on the date of grant, and generally expire ten years after the grant date. In 2010, we did not base our equity grants on the achievement or attainment of specific or aggregate numerical performance targets other than to plan that such grants when combined with other forms of compensation, target total compensation that, in the aggregate, over time, is aimed to be at the median of compensation with our peer group. The Company has not historically utilized a formal, regular annual equity award program. Rather, executives have been provided an equity grant at the time of hire and subsequent awards have been discretionary and tied to the Compensation Committee's assessment of the individual's performance and criticality to future success, historical equity grants and holdings, and cash compensation. As a result, the relative size of equity awards may vary significantly among our NEOs depending on the performance, experience and contributions of the individual executive.

        In 2010, the Board considered a number of specific factors in determining the equity award for Mr. Limongelli, which included the following: (i) Company performance, (ii) individual performance, (iii) 2010 Market Study peer group capital adjusted grant sizes at the median and seventy-fifth percentiles, (iv) the retention value (or lack thereof) of prior performance based grants awarded by the Board in 2007, (v) incentives to achieve long-term strategic objectives, and (vi) the relative size of grants to the CEO's direct reports. The Board also considered several types of equity awards and concluded that stock options and restricted stock awards would more closely match the relative performance of the Company's stock over time when compared to other forms of equity awards. Based on such factors, in 2010, the Compensation Committee granted Mr. Limongelli equity awards in the form of a stock option to purchase 100,000 shares and 40,000 shares of restricted stock . Each award generally vests in equal installments on February 10, 2011, 2012, 2013 and 2014, so long as Mr. Limongelli remains an employee of the Company on each vesting date, subject to accelerated vesting in the event of an Acquisition of the Company (as described below).

        Based on the Compensation Committee's assessment of the individual's performance and criticality to future success, historical equity grants and holdings, and cash compensation, the Compensation Committee granted stock options and restricted stock awards as incentive compensation to the following executives: (i) a stock option to purchase 40,000 shares and 15,000 shares of restricted stock to Mr. Gill; (ii) a stock option to purchase 75,000 shares and 30,000 shares of restricted stock to Mr. Plaga; (iii) 15,000 shares of restricted stock to Mr. Harrington; and (iv) 10,000 shares of restricted stock to Ms. Berger. These stock options and restricted stock awards generally vest in equal installments on each of the first four anniversaries of the date of grant, so long as the Named Executive Officer remains an employee of the Company on each vesting date, subject to accelerated vesting in the event of an Acquisition of the Company (as described below). In making its equity grant decisions, the Committee uses a mix of stock option and restricted stock award grants for each Named Executive Officer to reflect the relative impact that the Named Executive Officer's performance has in achieving an increase in shareholder value.

Welfare Benefits

        The Named Executive Officers are eligible to participate in the same medical, dental, life, disability and accident insurance programs that are available to our U.S.-based employees.

Savings Plans

        Our 401(k) savings plan is structured to compete with the combination of defined benefit and defined contribution plans offered to all employees by similarly-situated software companies. Plans offered only to top executives at similarly-situated software companies were not included in the competitive analysis. Our 401(k) savings plan provides a Company match of up to 3% of cash compensation corresponding to one-half the amount contributed by the participant, however, effective July 1, 2009, as part of its general cost-cutting efforts, the Company suspended the 3% matching program until July 1, 2010. The Company match of 3% resumed effective July 1, 2010. All investment options in these plans are market-based; there are no "above-market" or guaranteed rates of return offered in these plans.

Employment, Severance and Change of Control Agreements

        We have entered into employment agreements with certain Named Executive Officers to help provide stability and security and encourage them to remain with us. We also provide certain severance and/or change in control benefits to the Named Executive Officers in order to attract and retain them and to protect the interests of our stockholders. In 2009, in order to retain and recruit qualified employees, the Board approved a severance policy ("Severance Plan") that is generally applicable to the employees of the Company and its Named Executive Officers and authorized management of the Company to amend the employment agreements with certain Named Executive Officers who elect to participate in the Plan. Messrs. Gill and Harrington and Ms. Berger elected to participate in the Severance Plan and the Company amended their employment agreements accordingly. These arrangements include severance and/or change of control benefits, among other things, the terms of which are described below in more detail under the caption "Potential Payments upon Termination and/or Change in Control at Fiscal Year End 2010."

        Stock options granted under the Second Amended and Restated Plan, since its inception have generally been subject to fully accelerated vesting in the event that an Acquisition (as defined in the Second Amended and Restated Plan) of the Company occurs, provided that the holder continues to be a service provider until the Acquisition. In November 2009, the Company entered into an amendment to the terms of each outstanding restricted stock award granted pursuant to the Second Amended and Restated Plan in order to reconcile the accelerated vesting component of historical stock option grants so that the same accelerated vesting provision thereunder applies to all outstanding restricted stock awards.

Perquisites

        There are no perquisites available to the Named Executive Officers. The Named Executive Officers have access to the same facilities and workplace amenities as do all of our employees.

Impact of Tax and Accounting

        As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.

        When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under ASC Topic 718, grants of stock options and restricted stock awards result in an accounting charge for the Company equal to the grant date fair value of those securities. For restricted stock, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the date of the award. The cost is then amortized over the requisite service period. With respect to stock options, the Company calculates the grant date fair value based on the Black-Scholes model with an adjustment for possible forfeitures and amortizes that value as compensation expense over the vesting period. The Company uses a binomial methodology (Monte-Carlo Simulation) for awards with market conditions. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

        Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation that we may deduct for tax purposes in any year with respect to each of our Named Executive Officers, other than our Chief Financial Officer, except that performance-based compensation that meets applicable requirements is excluded from the $1 million limit. When warranted due to competitive or other factors, the Compensation Committee may in certain circumstances award compensation that exceeds the deductibility limit under Section 162(m) or otherwise pay non-deductible compensation.

        Section 409A of the Internal Revenue Code requires that "nonqualified deferred compensation" be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, we endeavor to design and administer our compensation and benefits plans and programs for all of our employees and other service providers, including the Named Executive Officers, either without any deferred compensation component, so that they are either exempt from Section 409A, or in a manner that satisfies the requirements of Section 409A.

Policies Relating to Our Common Stock

Equity Awards Practices

        Executives receive long-term equity awards pursuant to the terms of the Second Amended and Restated Plan, which was approved by the Company's stockholders. Awards may also be granted outside of the plan to the extent those grants are permitted by the rules of the NASDAQ. The Compensation Committee administers the equity plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules and other provisions. The Board of Directors or the Compensation Committee reviews these rules periodically and considers, among other things, the interests of the stockholders, market conditions, information provided by independent advisors, performance objectives and recommendations made by the Chief Executive Officer. The Company does not have a formal program establishing minimum equity ownership guidelines of its Named Executive Officers.

        The Compensation Committee or the Board of Directors reviews awards for all employees. The Board of Directors has established a process where either the Board of Directors or the Compensation Committee reviews the recommendations of the Chief Executive Officer for executives and other employees, modifies the proposed grants in certain circumstances, and approves the awards, effective as of the date of its approval. Since the beginning of 2006, the Board of Directors or Compensation Committee's general practice with respect to equity award grants has been to grant stock options and restricted stock awards on the dates of our four quarterly board meetings, which dates are established by the end of January of the applicable year. Our time-vesting options vest in annual installments over a period of four years commencing on or around the first anniversary of the date of grant.

        The exercise price of stock option grants is set at no less than 100% of the closing market price of a share of Company common stock on the date of grant of the option. The Company has not approved stock option grants by unanimous written consent.

Insider Trading Policy

        Our insider trading policy prohibits all directors, employees and their family members from purchasing or selling any type of security, whether the issuer of that security is the Company or any other company, while aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. The insider trading policy also prohibits directors and employees from engaging in short sales with respect to our securities, purchasing or pledging Company stock on margin and entering into derivative or similar transactions (i.e. puts, calls, options, forward contracts, collars, swaps or exchange agreements) with respect to our securities. We also have procedures that require trades by executive officers and directors to be pre-cleared by appropriate Company personnel.

EXECUTIVE COMPENSATION

Our Executive Officers

        The following table sets forth information as to persons who constitute our NEOs as of December 31, 2010:

Name	Age	Position(s)
Victor Limongelli	44	President, Chief Executive Officer and Director
Barry Plaga	49	Chief Financial Officer
Larry Gill	42	Senior Vice President, Worldwide Sales
Amanda Berger	34	Vice President, Professional Services
Mark Harrington	44	General Counsel and Corporate Secretary

        For information regarding Mr. Limongelli, see "Proposal 1—Election of Directors."

        Barry Plaga has served as Chief Financial Officer since October 31, 2008. He was formerly Vice President of Financial Global Processes at Sun Microsystems, Inc. (NASDAQ: JAVA), where he reported to the Chief Financial Officer, and where he oversaw financial planning and forecasting, finance program management, and the finance components of Sun's Oracle ERP project. Previously he served for six years as chief financial officer of SeeBeyond Technology Corporation (NASDAQ: SBYN), where he was responsible, in addition to his core finance and accounting role, for mergers and acquisitions, legal, information technology, human resources, administration, and facilities. Prior to SeeBeyond, Mr. Plaga served as Chief Financial Officer of Activision, Inc. (NASDAQ: ATVI) for two years, and as Vice President of Finance and Chief Accounting Officer at Activision for six years before that. Mr. Plaga is a Certified Public Accountant with graduate and undergraduate degrees from the University of Southern California.

        Larry Gill has served as our Senior Vice President of Sales since July 2008 and he formerly served as our Vice President of Marketing since November 2006. Prior to joining the Company, he served as Marketing Director for Aspen Technology Inc. and previously as the Vice President of Marketing and Sales for Petrolsoft Inc., a privately held software technology company. Mr. Gill began his career as a sales and marketing manager with Oce-USA, Inc. after serving two combat tours as a Captain in the United States Marine Corps. Mr. Gill holds a bachelor's degree from the University of Colorado and is a certified as a Product Manager/Marketer by Pragmatic Marketing, the industry standard for technology Product Management and Marketing best practices.

        Amanda Berger has served as Vice President, Professional Services, since June 2009. Prior to joining Guidance Software, Ms. Berger served as Vice President of Professional Services, Americas for MicroStrategy, Inc. (NASDAQ:MSTR) for four years and previously in various consulting management and individual contributor positions. Ms. Berger began her career as a Management Consultant at Health Care Microsystems , a division of Health Management Systems. Ms. Berger holds a Bachelor's degree from Occidental College.

        Mark E. Harrington has served as General Counsel since January 2006 and as Corporate Secretary since December 2007. Prior to his appointment as Corporate Secretary, he served as Assistant Corporate Secretary from June 2005 to December 2007 and prior to his appointment as General Counsel, he held the position of Associate General Counsel from August 2004 until December 2005. Prior to joining Guidance, Mr. Harrington served as a Senior Attorney and Division General Counsel for the Networking Software Division of Intel Corporation (NASDAQ: INTC). From June of 1997 until August 2000, Mr. Harrington served as Senior Counsel for Trillium Digital Systems, Inc., a telecommunications software developer that was purchased by Intel in August of 2000. Mr. Harrington started his career after law school working at the law firm of Munger, Tolles & Olson. Mr. Harrington received a J.D. from Southwestern University School of Law and a B.S. in English with an emphasis in Business Administration, from the University of California at Los Angeles.

Summary Compensation Table

        The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our NEOs for all services rendered in all capacities to us in 2010, 2009 and 2008:

Name	Year	Salary ($)	Bonus ($)		Restricted Stock Awards ($)(1)	Stock Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Victor Limongelli	2010	350,000	—		208,800	280,000		323,750	4,813	1,167,363
	2009	350,000	—		—	218,000		87,500	8,250	663,750
	2008	350,000	1,480	(5)	1,351,741	1,704,000	(6)	100,625	7,750	3,515,596
Barry Plaga(7)	2010	325,000	—		156,600	210,000		185,000	—	876,600
	2009	325,000	—		—	—		50,000	2,438	377,438
	2008	41,849	75,000	(8)	142,500	85,000		—	—	344,349
Larry Gill	2010	250,000	—		78,300	112,000		169,783	2,867	612,950
	2009	250,000	—		196,000	—		66,695	6,476	519,171
	2008	227,917	—		245,497	—		124,423	7,750	605,587
Amanda Berger(9)	2010	225,000			52,200	—		207,113	—	484,313
Mark Harrington	2010	235,000	—		78,300	—		97,819	3,231	414,350
	2009	235,000	1,023	(5)	78,400	—		26,438	650	341,511
	2008	226,250	27,000	(10)	28,697	—		30,403	282	312,632

(1)
Amounts represent the full grant date fair value of restricted stock granted during the applicable fiscal year calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. For additional information on the valuation assumptions for 2010, see Part II, Item 8 "Financial Statements and Supplementary Data" of our 2010 annual Report on Form 10-K and in the Notes to Consolidated Financial Statements at Note 13 "Share-Based Compensation."

(2)
Amounts represent the full grant date fair value of stock options granted during the applicable fiscal year calculated in accordance with ASC Topic 718. For additional information on the valuation assumptions for 2010, see Part II, Item 8 "Financial Statements and Supplementary Data" of our 2010 annual Report on Form 10-K and in the Notes to Consolidated Financial Statements at Note 13 "Share-Based Compensation."

(3)
Represents annual incentive award earned during the respective performance year and paid during the first quarter of the following year.

(4)
Represents Company contributions to NEOs' 401(k) Savings Plan account.

(5)
Represents the amount paid to the executive upon concluding the five-year anniversary of his employment with the Company.

(6)
Mr. Limongelli was granted performance-vesting stock options awards tied to the closing trading price of the Company's common stock. The grant date fair value reported specifically reflects the probable outcome of the performance conditions to which the options are subject, which is also the maximum value assuming the highest level of performance.

(7)
Mr. Plaga commenced employment with the Company on October 31, 2008.

(8)
Represents guaranteed bonus opportunity pursuant to Mr. Plaga's Offer Letter for his service during 2008.

(9)
Ms. Berger was not a named executive officer prior to 2010.

(10)
In 2008, the Board awarded a non-recurring bonus of $27,000 for Mr. Harrington in recognition of his assumption of additional duties and workload in lieu of hiring additional legal staff.

Fiscal Year 2010 Grants of Plan-Based Awards

	Estimated Future Payments Under Non-Equity Incentive Plan Awards Target(1)
							All Other Stock Option Awards/ No. of Securities Underlying Options (#)		Exercise or Base Price of Awards ($/Share)*	Grant Date Fair Value of Stock and Option Awards(2)
					Stock Awards/ No. of Shares of Stock or Units (#)
Name	Threshold ($)	Target ($)	Maximum ($)	Grant Date
Victor Limongelli	5,250	350,000	612,500						—
				2/10/2010	40,000	(3)			—	$208,800
				2/10/2010			100,000	(4)	5.22	$280,000
Barry Plaga	3,000	200,000	350,000
				2/10/2010	30,000	(3)			—	$156,600
				2/10/2010			75,000	(4)	5.22	$210,000
Larry Gill	1	250,000	No Max						—
				2/10/2010	15,000	(3)			—	$78,300
				2/10/2010			40,000	(4)	5.22	$112,000
Amanda Berger	1	156,000	No Max
				2/10/2010	10,000	(3)	—		—	$52,200
Mark Harrington	1,586	105,750	185,063
				2/10/2010	15,000	(3)	—		—	$78,300

All equity awards were granted under the Guidance Software, Inc. Second Amended and Restated 2004 Equity Incentive Plan.

*
In each case, the exercise price of stock option was equal to the closing market price on the date of grant.

(1)
Represents annual cash incentive opportunities based on 2010 performance. Earned amounts will be paid in during the first quarter of 2011. The amounts identified in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2010 are the actual amounts paid under the plan.

(2)
Amounts represent the full grant date fair value of stock options and restricted stock granted during the year ended December 31, 2010 calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, see Part II, Item 8 "Financial Statements and Supplementary Data" of our 2010 annual Report on Form 10-K and in the Notes to Consolidated Financial Statements at Note 13 "Share-Based Compensation."

(3)
Restricted stock will vest in equal installments on each of February 10, 2011, 2012, 2013 and 2014.

(4)
Stock option will vest in equal installments on each of February 10, 2011, 2012, 2013 and 2014.

Narrative Summary to Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year 2010 Table

Employment Agreements

        We have entered into "at-will" employment agreements with each of our Named Executive Officers. Each of the agreements states that the compensation of the executive will be reviewed annually by us. These agreements contain no specified term of employment, but rather may be terminated by either party at any time, with or without cause or notice. Each of these agreements contains customary provisions protecting our and our clients' intellectual property rights and confidential information. Additionally, all of the agreements other than Mr. Limongelli's agreement, require that all claims and disputes between such employees and us arising in connection with their employment agreements shall be subject to resolution through arbitration.

        Mr. Limongelli's employment agreement restricts him, for a period of two years following any termination of employment, (i) from soliciting our employees or consultants to terminate such relationships with us, and (ii) from soliciting any of our licensors, licensees or customers who are known to the executive with respect to any competitive products or services. The agreements covering Messrs. Plaga, Harrington and Gill and Ms. Berger provide that the executive may not compete with us while employed by the Company but do not contain prohibitions on the executive's ability to solicit our employees or customers upon termination.

        In December, 2007, the Company amended its "at-will" employment agreement with Mr. Limongelli upon his appointment as Chief Executive Officer and President on December 6, 2007. Mr. Limongelli's amended employment agreement specifies that he will receive an annual base salary at $350,000 and that the Board or committee will review his salary annually and may make adjustments in its discretion. The agreement also provides Mr. Limongelli with a target annual incentive opportunity of 100% of his base salary as described under "Annual Cash Incentives" in the preceding Compensation Discussion and Analysis. The agreement further permits Mr. Limongelli to receive other benefits and perquisites provided to the Company's other senior executives.

        Mr. Plaga's employment agreement provides for an annual salary of $325,000 and a targeted annual bonus of $200,000 for 2010.

        Our Named Executive Officers may be entitled to certain payments and benefits in the event of a qualifying termination of employment and/or change in control. A detailed discussion of these payments and benefits is set forth below under the section entitled "Potential Payments upon Termination or Change in Control at Fiscal Year End 2010."

Outstanding Equity Awards at Fiscal Year End 2010

        The following table sets forth summary information regarding the outstanding equity awards at December 31, 2010 granted to each of our Named Executive Officers.

	Option Awards							Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Victor Limongelli	30,930	—		—		4.54	2/6/2014
	293,224	—		—		4.54	4/20/2015
	40,000	—		—		10.75	7/31/2016
	11,250	3,750	(2)	—		12.94	2/28/2017
	25,000	75,000	(3)	—		3.74	3/23/2019
	—	100,000	(4)	—		5.22	2/10/2020
				500,000	(5)	12.80	12/5/2017
								100,000	(6)	719,000
								3,938	(7)	28,314
								40,000	(8)	287,600
Barry Plaga	25,000	25,000	(9)	—		2.85	10/31/2018
	—	75,000	(4)	—		5.22	2/10/2020
								25,000	(9)	179,750
								30,000	(8)	215,700
Lawrence Gill	20,000	—		—		11.90	11/8/2016
	—	40,000	(4)	—		5.22	2/10/2020
								1,575	(7)	11,324
								10,000	(10)	71,900
								37,500	(11)	269,625
								15,000	(8)	107,850
Amanda Berger	5,000	15,000	(12)	—		3.85	7/24/2019
								7,500	(13)	53,925
								10,000	(8)	71,900
Mark Harrington	20,000	—		—		4.54	8/13/2014
	50,000	—		—		6.37	2/22/2016
	20,000	—		—		10.75	7/31/2016
	15,000	5,000	(14)	—		11.45	8/2/2017
								1,575	(7)	11,324
								15,000	(11)	107,850
								15,000	(8)	107,850

(1)
Value of shares based on Company's closing stock price of $7.19 on December 31, 2010.

(2)
Stock options scheduled to vest on January 1, 2011.

(3)
Stock options scheduled to vest in three equal installments on each of March 23, 2011, 2012 and 2013.

(4)
Stock options scheduled to vest in four equal installments on each of February 10, 2011, 2012, 2013 and 2014.

(5)
Stock option vests, in 25% increments, only in the event that the closing trading price of the Company's common stock equals or exceeds $15.36, $17.92, $20.48 and $23.04 on each trading day during a period of at least 60 trading days during the term of the option.

(6)
Restricted stock scheduled to vest on December 6, 2011.

(7)
One-half of restricted stock vested on January 1, 2011 and remaining half of restricted stock scheduled to vest January 1, 2012.

(8)
Restricted stock scheduled to vest in four equal installments on each of February 10, 2011, 2012, 2013 and 2014.

(9)
One-half of restricted stock and stock options scheduled to vest on October 1, 2011 and remaining half of restricted stock and stock options scheduled to vest on October 1, 2012.

(10)
One-half of restricted stock scheduled to vest on July 1, 2011 and remaining half of restricted stock scheduled to vest on July 1, 2012.

(11)
One-third of restricted stock vested on February 13, 2011, and remaining restricted stock scheduled to vest in two equal installments on each of February 13, 2012 and 2013.

(12)
Stock options scheduled to vest in three equal installments on each of July 24, 2011, 2012 and 2013.

(13)
Restricted stock scheduled to vest in three equal installments on each of July 24, 2011, 2012 and 2013.

(14)
Stock options scheduled to vest on July 1, 2011.

Option Exercises and Vested Stock in Fiscal Year 2010

        The following table summarizes the option exercises and vesting of stock awards for each of our Named Executive Officers for the year ended December 31, 2010.

	Stock Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Victor Limongelli	—	$—	1,969	$10,318
Barry Plaga	—	$—	12,500	$72,875
Larry Gill	—	$—	18,288	$96,254
Amanda Berger	—	$—	2,500	$12,275
Mark Harrington	—	$—	5,788	$30,679

Potential Payments upon a Termination and/or a Change of Control

        Our Named Executive Officers may be entitled to certain payments and benefits in the event of a qualifying termination of employment and/or change in control.

Severance Terms with Mr. Limongelli

        Pursuant to Mr. Limongelli's employment agreement, as amended, in the event of a termination of his employment either by the Company without "Cause" or by Mr. Limongelli for "Good Reason" (each as defined in the agreement), subject to his execution of a general release of claims, Mr. Limongelli will be entitled to receive (i) a lump sum cash payment equal to the sum of his then-current base salary plus then-current target annual incentive bonus, and (ii) continued group healthcare coverage for himself and his dependents for twelve months, provided that he properly elects to continue those benefits under COBRA.

        On February 23, 2011, the Company entered into an Amended and Restated Employment Agreement with Mr. Limongelli, which provided, among other things, that Mr. Limongelli and the Company acknowledged that the terms of the Amended and Restated Employment Agreement or Mr. Limongelli's original employment agreement, dated December 6, 2007 as applicable, superseded and replaced in their entirety, with respect to Mr. Limongelli, the Guidance Software, Inc. Executive Retention and Severance Plan, adopted on April 20, 2005, and Mr. Limongelli's participation agreement thereunder, dated April 21, 2005.

Severance Terms with Mr. Plaga

        Pursuant to his employment agreement, subject to his execution of a general release of claims, Mr. Plaga is eligible to receive severance compensation in an amount equal to one year's base salary in the event that his employment with the Company is terminated by the Company without "Cause" (as defined in the employment agreement).

Severance Terms with Messrs. Gill and Harrington and Ms. Berger

        In November, 2009, the Company entered into an amendment to the employment agreement with each of Messrs. Gill and Harrington and Ms. Berger which generally provides that upon a termination of employment either by the Company without "Cause" or by the executive for "Good Reason" (each as defined in the amended employment agreement), subject to the execution of a general release of claims, the Company will pay the executive severance in an amount equal to the lesser of 12 months of the executive's then-current base salary or the amount of the involuntary separation pay limitation under Section 409A of the Internal Revenue Code ($490,000 in 2010), in accordance with the Company's Severance Plan.

Plan-Based Awards

        Pursuant to the terms of Mr. Limongelli's stock option granted on December 6, 2007 to purchase 500,000 shares, in the event that either (i) Mr. Limongelli's employment with the Company is terminated by the Company without "Cause" or by Mr. Limongelli for "Good Reason" or (ii) an "Acquisition" occurs (each as defined in the agreement) (the "Triggering Events"), the stock options will vest and become exercisable to the extent that the Company's closing stock price on the day immediately preceding the Triggering Event equals or exceeds the stock price target applicable to the various tranches.

        Pursuant to the terms of Mr. Limongelli's restricted stock award granted on December 6, 2007, in the event of any Triggering Event, the restrictions will lapse with respect to 100% of the shares subject to the award immediately prior to the occurrence of the Triggering Event. In addition, if prior to December 6, 2011, Mr. Limongelli ceases for any reason to serve as the Chief Executive Officer of the Company, but remains employed by the Company or in the event of his death prior to December 6, 2011, the restrictions will lapse on a pro rata basis based on the number of full years that have elapsed from the grant date to the date of such event.

        Stock options granted under the Second Amended and Restated Plan, including options granted to our NEOs, are subject to full accelerated vesting in the event that an Acquisition (as defined in the Second Amended and Restated Plan) occurs, provided that the holder continues to be a service provider until the Acquisition.

        In November 2009, the Company entered into an amendment to the terms of each outstanding restricted stock award granted pursuant to the Second Amended and Restated Plan, including restricted stock awards granted to our NEOs. Each amendment provides that in the event that an Acquisition (as defined in the Second Amended and Restated Plan) occurs, then, immediately prior to the Acquisition, the award of restricted stock will vest in full, provided that the holder continues to be a service provider until the Acquisition.

        The table below sets forth, as of December 31, 2010, the estimated current value of payments and benefits to each of the Named Executive Officers upon termination without cause or for good reason, a change of control, a qualifying termination within two years following a change of control or the death of the Named Executive Officer. The amounts shown assume that the triggering events occurred on December 31, 2010 and do not include (i) vested amounts that are disclosed in the preceding Outstanding Equity Awards at Fiscal Year End Table and (ii) other benefits earned during the term of the Named Executive Officer's employment and available to all employees, such as accrued vacation. These tables provide estimates of payments. None of the payments have actually been made to any of the executives.

Summary of Potential Payment Upon Termination and/or Change of Control

Triggering Event	Lump Sum Severance ($)	Accelerated Stock Options(1) ($)	Accelerated Restricted Stock(2) ($)	Continued Health Insurance Coverage(3) ($)	Total ($)
Victor Limongelli
Without Cause or for Good Reason (without Change of Control)	700,000	455,750	1,034,914	17,840	2,208,504
Without Cause or for Good Reason (with Change of Control)(4)	700,000	455,750	1,034,914	17,840	2,208,504
Change of Control(4)	—	455,750	1,034,914	—	1,490,664
Death(5)	—	—	539,250	—	539,250
Barry Plaga
Without Cause or for Good Reason (without Change of Control)	325,000	—	—	—	325,000
Without Cause or for Good Reason (with Change of Control)	325,000	256,250	395,450	—	976,700
Change of Control	—	256,250	395,450	—	651,700
Death	—	—		—	—
Larry Gill
Without Cause or for Good Reason (without Change of Control)	250,000	—	—	—	250,000
Without Cause or for Good Reason (with Change of Control)	250,000	78,800	460,699	—	789,499
Change of Control	—	78,800	460,699	—	539,499
Death	—	—	—	—	—
Amanda Berger
Without Cause or for Good Reason (without Change of Control)	225,000	—	—	—	225,000
Without Cause or for Good Reason (with Change of Control)	225,000	50,100	125,825	—	400,925
Change of Control	—	50,100	125,825	—	175,925
Death	—	—	—	—	—
Mark Harrington
Without Cause or for Good Reason (without Change of Control)	235,000	—	—	—	235,000
Without Cause or for Good Reason (with Change of Control)	235,000	—	227,024	—	462,024
Change of Control	—	—	227,024	—	227,024
Death	—	—	—	—	—

(1)
This amount is calculated by aggregating the sums determined by multiplying, for each award, (x) the number of accelerated stock options times (y) the difference between the closing price per share ($7.19) of our common stock on December 31, 2010, and the option exercise price.

(2)
This amount is calculated by aggregating the sums determined by multiplying, for each award, (x) the number of shares subject to acceleration times (y) the the closing price per share ($7.19) of our common stock on December 31, 2010.

(3)
For Mr. Limongelli, amounts represent the present value of the aggregate COBRA payments with an estimated 7% premium increase every 12 months, commencing at every September 1st.

(4)
This amount excludes unvested performance-based stock options held by Mr. Limongelli. These options would not have vested if a change in control or involuntary termination of employment occurred on December 31, 2010.

(5)
Mr. Limongelli's December 6, 2007 restricted stock grant, which was cancelled and reissued on January 19, 2008 with its original terms, provides that in the event of his death prior to December 6, 2011, the restricted stock will vest on a pro rata basis with respect to the number of full years that have elapsed since the original date of grant.

COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was an officer or employee of the Company during 2010, was previously an officer of the Company or had any relationship requiring disclosure by the Company under any paragraph under Item 404 of Regulation S-K.

Report of the Compensation Committee

        The Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Guidance Software, Inc. (the "Company") has reviewed and discussed the Company's Compensation Discussion and Analysis ("CD&A"), required by Item 402(b) of Regulation S-K, to be included in the Company's proxy statement on Schedule 14A ("Proxy"), and based on its review and discussions, the Committee recommends to the Board that the Company's CD&A be included in the Company's Proxy and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

        This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Company's Proxy into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        This report is furnished by the Committee.

                      COMPENSATION COMMITTEE

                      Robert van Schoonenberg (Chair)
                      Marshall Geller
                      Jeff Lawrence
                      Stephen Richards

PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE ADVISORY (NON-BINDING) RESOLUTION APPROVING THE COMPANY'S
EXECUTIVE COMPENSATION.

Background

        As part of the Board's commitment to excellence in corporate governance, and as required by Section 14A(a)(1) of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Board is providing our shareholders with an opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.

Summary

        We are asking our shareholders to provide advisory approval of the compensation of our Named Executive Officers ("NEOs"), which consist of the Chief Executive Officer, Chief Financial Officer and next three highest paid executive officers, as described in the Compensation Discussion and Analysis section of this Proxy Statement and the related executive compensation tables. The Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the NEOs. Consistent with our compensation philosophy, the compensation program of our NEOs has been designed to promote a performance-based culture and align the interests of executives with those of shareholders by linking a substantial portion of compensation to our performance. The program rewards superior performance and provides consequences for underperformance. The program is also designed to attract and retain highly-qualified executives who are critical to our success. We urge our shareholders to review the Compensation Discussion and Analysis section of this Proxy Statement and the related executive compensation tables for more information.

        We emphasize pay-for-performance.    Annual performance-based incentives play an important role in providing incentives to our executives to achieve and exceed short-term performance goals. Based on our performance in 2010, we achieved the following objectives under our annual cash incentive plan:

  •
  Revenue was $91.9 million, which exceeded the median threshold established by the Compensation Committee of $88.25 million and exceeded the on target level established by the Compensation Committee of $90.5 million; and

  •
  Non-GAAP operating income was $1.573 million, which exceeded the median threshold established by the Compensation Committee of $1,125,000 and exceeded 60% of the on target level established by the Compensation Committee of $2.25 million.

        Based on our performance in 2010, we achieved the following objectives under our commission plan:

  •
  Licensed product revenue was $38.4 million, which achieved 87% of the on target level established by the Compensation Committee of $44 million; and

  •
  Professional services revenue was $14.6 million, which exceeded the on target level established by the Compensation Committee of $13 million.

        We believe that our compensation programs are strongly aligned with the long-term interests of our shareholders.    We provide pay that is highly leveraged toward equity in order to align total compensation with shareholder interests by encouraging long-term performance. Equity represents a key component of the compensation of our NEOs as a percentage of total compensation. Specifically:

  •
  For our CEO, approximately 55% of total compensation in 2010 was in the form of equity; approximately 36% was base salary; and approximately 9% was short-term incentive; and

  •
  For our NEOs (other than the CEO), approximately 25% (on average) of total compensation in 2010 was in the form of equity; approximately 57% was base salary; and approximately 18% was short-term incentive.

        We are committed to having strong governance standards with respect to our compensation program, procedures and practices.    Pursuant to our commitment to strong governance standards, the Compensation Committee is comprised solely of independent directors. The Compensation Committee retained an independent compensation consultant to provide it with advice on matters related to executive compensation, non-employee director remuneration and assistance with preparing compensation disclosure for inclusion in our SEC filings.

        We provide competitive pay opportunities that reflect best practices.    The Compensation Committee continually reviews best practices in governance and executive compensation. In observance of such best practices, the Company:

  •
  Does not provide supplemental retirement benefits to the NEOs;

  •
  Does not provide perquisites to the NEOs unless they are generally available to all employees;

  •
  Does not provide extraordinary relocation payments to NEOs;

  •
  Maintains incentive compensation plans that do not encourage undue risk taking and align executive rewards with annual and long-term performance;

  •
  Has not engaged in the practice of re-pricing/exchanging stock options;

  •
  Does not provide for any "modified single trigger" severance payments to any NEO;

  •
  Does not provide any tax gross-up payments in connection with any Company compensation programs to any NEO;

  •
  Maintains an equity compensation program that has a long-term focus, including equity awards that generally vest over a period of four years;

  •
  Maintains compensation programs that have a strong pay-for-performance orientation. For example, in fiscal 2010, the Company did not make incentive compensation payments to NEO participants related to achievement of the financial metric in its 2009 executive bonus plan, (comprising 75% of total incentive compensation), because the Company did not meet its 2009 financial goals; and

  •
  Regularly monitors Company performance and adjusts compensation practices accordingly. For example, as of December 31, 2010, none of our NEOs had received a base salary increase since 2008 based in part on the Company's financial performance.

Recommendation

        The Board believes that the information provided above and within the Compensation Discussion and Analysis section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management's interests are aligned with our stockholders' interests to support long-term value creation.

        The following resolution will be submitted for a shareholder vote at the Annual Meeting:

        "Resolved, that the Company's shareholders approve, on an advisory basis, the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in this Proxy Statement."

        The say-on-pay vote is advisory, and therefore, not binding on the Board or the Compensation Committee. While the resolution is non-binding, the Board and the Compensation Committee value the opinions that shareholders express in their votes and in any additional dialogue, and will consider the outcome of the vote and those opinions when making future compensation decisions.

        The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this Proposal. Unless marked otherwise, proxies received will be voted "FOR" the approval of the Proposal.

PROPOSAL NO. 4—ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON
EXECUTIVE COMPENSATION

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY (NON-BINDING) RESOLUTION TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

Background

        As part of the Board's commitment to excellence in corporate governance, and as required by the Section 14A(a)(2) of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Board is providing our shareholders with an opportunity to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. In this Proposal No. 4, we are seeking an advisory, non-binding determination from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining.

Summary

        After careful consideration, the Board recommends that future advisory votes on executive compensation occur every three years (triennially). We believe that this frequency is appropriate for the following reasons:

  •
  A triennial approach will allow us to conduct a meaningful and detailed review of our pay practices in response to the say-on-pay advisory vote and that a more frequent vote is not necessary given the long-term nature of our executive compensation program and our objective of striving for compliance with best practices related to executive compensation.

  •
  A longer period between frequency votes is consistent with our long-term compensation objectives and more closely aligns with the traditional four-year vesting period of our equity awards which make up a significant portion of executive compensation.

  •
  A triennial vote will provide the Compensation Committee and the Board sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of the vote with our stockholders and develop and implement any changes to our executive compensation program that we deem appropriate in light of the vote. A triennial vote will also allow for any changes to our executive compensation program to be in effect long enough for our stockholders to see and evaluate the effectiveness of these changes.

  •
  The composition and level of compensation paid to executives in the market evolves over multiple years. A triennial approach will allow us to review evolving practices in the market to help ensure our compensation programs reflect best practices.

Recommendation

        For the reasons discussed above, the Board recommends that future say-on-pay advisory votes occur every three years until the next frequency advisory vote. Shareholders are not voting to approve or disapprove the Board's recommendation, but rather to indicate their choice among these frequency options. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, or three years, or abstain.

        This frequency vote is advisory, and therefore, not binding on the Board or the Compensation Committee. While the result of this vote is non-binding, the Board and the Compensation Committee value the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when deciding how frequently to conduct the vote on executive compensation.

        The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this Proposal. Unless marked otherwise, proxies received will be voted "FOR" the approval of the Proposal.

DIRECTOR COMPENSATION

        Non-employee members of our Board receive a combination of cash and stock-based incentive compensation. Any board member who is also an employee of the Company does not receive separate compensation for service on the Board.

  Cash Compensation.

        On April 22, 2010, the Board approved an increase in the retainer received by the chair of the Audit Committee from $15,000 to $18,000 per year and an increase in the retainer received by the chair of the Compensation Committee from $10,000 to $12,000, effective April 22, 2010.

        For 2010, each non-employee director received an annual retainer of $40,000. In addition to the annual retainer, any non-employee director who also serves as chair of the Audit Committee or the Compensation Committee receives an annual retainer as described above. The chairman of the Nominating Committee receives an annual retainer of $7,500. In addition, each non-chair member of the Audit Committee receives an annual retainer of $8,000, each non-chair member of the Compensation Committee receives an annual retainer of $5,000 and each non-chair member of the Nominating Committee receives an annual retainer of $3,000. Our Lead Independent Director will also receive an annual retainer of $15,000.

        The compensation described above is conditioned on the director attending at least 75% of the applicable board of directors or committee meetings in each applicable year. Director fees are paid in quarterly installments to all non-employee directors in good standing on the payment date.

        Directors are also entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management.

  Equity Incentives.

        The Second Amended and Restated Plan provides that commencing with the Company's 2009 annual meeting of stockholders, each individual who is a Non-Employee Director immediately prior to each annual meeting of stockholders and who continues to serve as a Non-Employee Director following such annual meeting will automatically be awarded, on the date of such annual meeting, a number of shares of restricted stock equal to the amount obtained by dividing (i) $75,000 by (ii) the fair market value of a share of Common Stock on the date of such annual meeting (the "Annual Restricted Stock"). A Non-Employee Director elected for the first time to the Board at an annual meeting of stockholders will not be entitled to receive an award of Annual Restricted Stock on the date of the annual meeting at which he or she is initially elected. To the extent otherwise eligible, members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will receive, at each annual meeting of stockholders after his or her retirement from employment with the Company, an award of Annual Restricted Stock.

        On April 22, 2010, the Board amended the Second Amended and Restated Plan to change the vesting schedule for formula grants of restricted stock awards to non-employee directors ("Non-Employee Directors") so that such grants will vest with respect to 100% of the shares subject thereto on the date that is one year after the grant date or the date of the next annual shareholder meeting, whichever date occurs first. The Board further amended the 2010 re-election grants to directors, awarded automatically upon re-election to the Board, so that those grants vest 100% on the date that is one year after the grant date or the date of the 2011 annual shareholder meeting, whichever date occurs first. Prior to the April 22, 2010 amendment, the historical practice of the Company had been to grant such awards to Non-Employee Directors upon their re-election to the Board that vest with respect to 25% of the shares subject to such award on each of the first four anniversaries of the date of grant, subject to the Non-Employee Director's status as a Non-Employee Director through each anniversary.

Director Compensation Table

        The following table shows compensation of the members of our board for 2010:

Name	Fees earned or paid in cash ($)		Restricted Stock Awards(1)(4) ($)	Stock Option Awards(1)(4) ($)	Total ($)
Marshall Geller	48,000		75,000	—	123,000
Jeff Lawrence	48,000		75,000	—	123,000
Kathleen O'Neil	75,500	(2)	75,000	—	150,498
Stephen Richards	62,250		75,000	—	137,250
Robert van Schoonenberg	62,500		75,000	—	137,500
Victor Limongelli(3)	—
Shawn McCreight(3)	—

(1)
Amounts represent the full grant date fair value of awards granted during 2009 calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. For additional information on the valuation assumptions, see Part II, Item 8 "Financial Statements and Supplementary Data" of our 2010 annual Report on Form 10-K and in the Notes to Consolidated Financial Statements at Note 13 "Share-Based Compensation."

(2)
Amount represents a payment of $5,000 above the amount of fees earned by Ms. O'Neil during 2010 which shall be deducted from the fees payable to Ms. O'Neil during the first quarter of 2011.

(3)
Messrs. Limongelli and McCreight are employees of our Company and do not receive any compensation for their services as a director.

(4)
The table below shows the aggregate numbers of restricted stock and stock option awards outstanding for each non-employee director as of December 31, 2010:

Name	Aggregate Restricted Stock Outstanding	Aggregate Stock Options Outstanding
Marshall Geller	30,481	40,000
Jeff Lawrence	26,731	40,000
Kathleen O'Neil	30,481	44,800
Stephen Richards	30,481	40,000
Robert van Schoonenberg	30,481	40,000

Certain Relationships and Related Transactions

        Other than as described below, since January 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person's immediate family had or will have a direct or indirect material interest. All transactions between us and any of our directors, executive officers or related parties are subject to review by our audit committee.

Guarantees

        Certain of our directors, officers and stockholders have guaranteed our operating leases and capital leases, including personal guarantees by Shawn McCreight and Jennifer McCreight. Shawn McCreight and Jennifer McCreight personally guarantee our $7 million lease agreement with The Walnut Plaza, our main Pasadena facility. Neither of these individuals have received compensation or have a reimbursement right from us for guaranteeing these leases.

COMPENSATION RISK ASSESSMENT

        The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. In 2010, the Compensation Committee and management conducted an extensive review of the design and operation of our compensation program and presented their findings to the Board. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2012 must be received by us no later than November 28, 2011, which is 120 days prior to the first anniversary of the mailing date of this proxy statement, unless the date of the 2012 Annual Meeting of Stockholders is more than 30 days before or after the one-year anniversary of the 2011 Annual Meeting of Stockholders, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2012 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

        Our Annual Report for the fiscal year ended December 31, 2010 will be mailed to stockholders of record as of March 18, 2010. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

        A copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request of any person who was a beneficial owner of our common stock on March 18, 2009. Requests should be directed to Guidance Software, Inc., 215 North Marengo Avenue, Suite 250, Pasadena, California 91101; Attention: Investor Relations.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

        All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors
Victor Limongelli President and Chief Executive Officer

March 31, 2011

GUIDANCE SOFTWARE, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Victor Limongelli, Mark Harrington or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Guidance Software, Inc. (the “Company”) held of record by the undersigned on March 18, 2011, at the Annual Meeting of Stockholders to be held at the Hilton Pasadena, 168 South Los Robles Avenue, Pasadena, CA 91101, San Marino Room, Lobby Level, on May 3, 2011, at 8:30 a.m. Pacific Time or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERTY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3 AND “FOR” THREE (3) YEARS FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Continued and to be signed on the reverse side)

The Board of Directors recommends a vote “FOR” the directors listed below, a vote “FOR” Proposals 2 and 3 and the “3 Years” option of Proposal 4.

1.

To elect seven (7) directors for a one-year term to expire at the 2012 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

			☐ FOR all nominees listed below	☐	WITHHOLD AUTHORITY for all nominees	☐	FOR ALL EXCEPT (see instructions below)

	•	Shawn McCreight
	•	Victor Limongelli
	•	Marshall Geller
	•	Jeff Lawrence
	•	Kathleen O’Neil
	•	Stephen Richards
	•	Robert van Schoonenberg

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and write the name(s) of such nominee(s) on the space provided below.)

EXCEPTIONS

2.	To ratify the selection of Deloitte & Touche LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2011.

		☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve, by advisory (non-binding) vote, the Company’s executive compensation.

		☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To recommend, by advisory (non-binding) vote, the frequency of future shareholder advisory votes on the Company’s executive compensation.

		☐ 3 Years	☐ 2 Years	☐ 1 Year	☐ Abstain

Dated:			, 2011

Signature

Signature

Title(s)

Note : Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.